Exhibit 99.1

InspireMD, Inc. Announces Pricing of $10 Million Underwritten Public Offering

Tel Aviv, Israel— June 3, 2020 – InspireMD, Inc. (NYSE American: NSPR), the developer of the CGuard™ Embolic Prevention System (EPS) for the prevention of stroke caused by carotid artery disease, today announced the pricing of an underwritten public offering of 22,222,200 units at a price to the public of $0.45 per unit. InspireMD expects to receive aggregate gross proceeds of approximately $10.0 million from the offering, assuming no exercise of the underwriter’s option to purchase additional securities. Each unit contains one share of common stock (or common stock equivalent) and one Series F warrant to purchase one share of common stock at an exercise price of $0.495 per share. The common stock (or common stock equivalents) and the accompanying Series F warrants included in the units can only be purchased together in this offering, but will be issued separately and will be immediately separable upon issuance.

In connection with the offering, InspireMD has granted the underwriter a 45-day option to purchase up to an additional 3,333,330 units, consisting of shares of common stock and/or Series F warrants, for additional gross proceeds of up to $1.5 million. The offering is expected to close on or about June 5, 2020, subject to customary closing conditions.

A.G.P. / Alliance Global Partners is acting as the sole book-running manager for the offering.

InspireMD intends to use the net proceeds of this offering for research and development, sales and marketing, working capital and other general corporate purposes.

A registration statement on Form S-1 (File No. 333-238247) relating to the public offering of the securities described above was filed with the Securities and Exchange Commission (“SEC”) and was declared effective on June 2, 2020. The offering is being made only by means of a prospectus forming part of the effective registration statement. A preliminary prospectus relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Electronic copies of the preliminary prospectus and, when available, electronic copies of the final prospectus may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, by calling (212) 624-2060 or emailing investmentbanking@allianceg.com, or at the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet® technology to make its products the industry standard for carotid stenting by providing outstanding acute results and durable stroke free long-term outcomes.

InspireMD’s common stock is traded on the NYSE American under the ticker symbol NSPR and certain warrants are quoted on the NYSE American under the ticker symbols NSPR.WS and NSPR.WSB.

Forward-Looking Statements

This press release includes statements related to the offering of InspireMD’s units, including as to the closing of the offering and the use of net proceeds therefrom. These statements and other statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the underwritten public offering, including the potential non-completion of the offering, the actual proceeds therefrom and the uses thereof, (ii) market acceptance of the Company’s existing and new products, (iii) negative clinical trial results or lengthy product delays in key markets, (iv) an inability to secure regulatory approvals for the sale of the Company’s products, (v) intense competition in the medical device industry from much larger, multinational companies, (vi) product liability claims, (vii) product malfunctions, (viii) the Company’s limited manufacturing capabilities and reliance on subcontractors for assistance, (ix) insufficient or inadequate reimbursement by governmental and other third-party payers for the Company’s products, (x) the Company’s efforts to successfully obtain and maintain intellectual property protection covering its products, which may not be successful, (xi) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xii) the Company’s reliance on single suppliers for certain product components, (xiii) the fact that the Company will need to raise additional capital to meet its business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiv) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise, unless required by law.

Investor Contacts:

Craig Shore

Chief Financial Officer

InspireMD, Inc.

888-776-6804

craigs@inspiremd.com

Jeremy Feffer

LifeSci Advisors, LLC

212-915-2568

jeremy@lifesciadvisors.com